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              CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
             COMPUTATION OF NET INCOME PER COMMON SHARE
                 For the three months ended March 31
                             (Unaudited)

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                                                 (In thousands, except share
                                                    and per share amounts)


                                                      1994          1993
                                                  -----------   -----------
PRIMARY
- - -------
Net income applicable to common stock             $     8,081   $     7,024
                                                  -----------   -----------
Weighted average number of shares of
  common stock outstanding during the
  period                                           22,393,229    22,320,164
Common stock under stock option grant                  22,109        47,062
                                                  -----------   -----------
  Average shares                                   22,415,338    22,367,226
                                                  -----------   -----------
Primary net income per common share               $       .36   $       .31
                                                  -----------   -----------


FULLY DILUTED
- - -------------
Net income applicable to common stock             $     8,081   $     7,024

Adjustments to net income related to
  Employee Stock Ownership Plan (ESOP)
  under the "if-converted" method:
    Add loss of deduction from net income
      for actual dividends paid on
      convertible preferred stock, net of tax             372           380
     Deduct additional cash contribution required
      which is equal to dividends on preferred
      stock less dividends paid at the common
      dividend rate, net of tax                           (60)          (70)
     Add tax benefit associated with dividends
      paid on (1) allocated common shares in
      1994 and (2) allocated and unallocated
      shares in 1993, assuming ESOP was a
      common stock plan                                    26            16
                                                    ---------   -----------
Adjusted income applicable to common stock        $     8,419   $     7,350
                                                  -----------   -----------
Weighted average number of shares of
  common stock outstanding during the
  period                                           22,393,229    22,320,164
Number of equivalent common shares
  attributable to ESOP                              1,429,314     1,438,244
Common stock under stock option grant                  22,109        49,819
                                                  -----------   -----------
  Average shares                                   23,844,652    23,808,227
                                                  -----------   -----------
Fully diluted net income per common share         $       .35   $       .31
                                                  -----------   -----------
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